Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES SECOND QUARTER OPERATING

RESULTS

LENEXA, Kansas (August 5, 2016) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter and first half of 2016. An investor conference call is scheduled for 11:15 a.m. EDT on Monday, August 8, 2016 (see details below) to discuss these operating results and other topics of interest.

Highlights for Quarter Ended June 30, 2016

●	Gross profit margin approximated 28.9% of total revenue in the second quarter of 2016, compared with 54.9% in the prior-year quarter and 42.1% in the first quarter of 2016. The reduction in gross profit margin relative to the prior-year quarter was primarily due to charges taken to correct our contract manufacturer’s workmanship issues that resulted in contamination of the printed circuit boards (PCB) for our FirstVU HD product. We became aware of these issues during second quarter 2016.

●	Total revenue decreased by 22% to approximately $4.4 million in the second quarter of 2016, compared with approximately $5.6 million in the quarter ended June 30, 2015. We attribute the decrease to ongoing confusion caused by a competitor’s misleading press release regarding our patents combined with delayed FirstVU HD sales while we resolved the PCB board contamination issues.

●	The Company shipped four orders in excess of $100,000 each during the most recent quarter, for a total of $1.4 million, compared with seven individual orders exceeding $100,000 each in the year-earlier quarter, for a total of $1.3 million.

●	Our sales mix continues to migrate to our DVM-800 in-car video system and FirstVU HD body-worn camera, which contributed 62% of total sales for the three months ended June 30, 2015, versus 55% for the corresponding period of the previous year.

●	The Company reported an operating loss of ($2,892,657) for the quarter ended June 30, 2016, compared with an operating loss of ($816,962) in the three months ended June 30, 2015.

●	A net loss of ($2,865,084), or ($0.54) per share, was recorded in the second quarter of 2016, compared with a net loss of ($792,388), or ($0.20) per share, in the corresponding period of the previous year.

●	On a non-GAAP basis, the Company recorded an adjusted EBITDA loss of ($2,393,626), or ($0.45) per share, in the most recent quarter, compared with a non-GAAP adjusted EBITDA loss of ($318,207), or ($0.08) per share, in the three months ended June 30, 2015.

●	On May 27, 2016, Digital Ally filed suit against WatchGuard alleging patent infringement involving the Company’s “auto-activation” technology utilized in its VuLink product.

Management Comments

“Our second quarter revenues were down from prior-year levels” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We believe our second quarter 2016 revenues were negatively impacted by the ongoing confusion caused by a competitor’s misleading press release regarding our patents. Additionally, our FirstVU HD sales were hindered by the PCB board contamination issues. We expect FirstVU HD sales to recover during the remainder of 2016 as we resolve the PCB board contamination matter and we prosecute the patent lawsuits against our competitors. The “auto-activation” technology embodied in our VuLink product is becoming a standard requirement for agencies utilizing body-worn cameras. We are encouraged by the progress of litigation instituted against our competitors to protect our patented technology.”

“Our body-worn camera has received much media attention in recent months. Consequently, many law enforcement agencies, both domestic and international, are actively testing and evaluating the FirstVU HD, and we expect demand to accelerate during the balance of 2016. We have dramatically increased our production and delivery capabilities relative to the FirstVU HD body-worn camera, and we continue to develop other new products. We believe a shift occurring in the buying pattern of our customers, as our patented VuLink ecosystem that provides officers with auto-activation of in-car and body camera systems has generated significant interest among law enforcement agencies. Agencies are recognizing the importance and value of collecting video evidence of interactions between law enforcement and civilians from multiple perspectives and automatically activating the recordings in high-stress situations. As policy and proper funding fall into place, we are optimistic these evaluation programs will continue to culminate in sales as the potential customers evaluate our body-worn and in-car video camera solutions.”

“The Company’s gross margin decreased to 28.9% of revenue in the second quarter of 2016, from 42.1% in the first quarter 2016. This gross margin decline was primarily attributable to workmanship issues we became aware of in the second quarter 2016 on the printed circuit boards used in our FirstVU HD product. The workmanship problems resulted in a higher than normal rate of contaminated PCB boards in our finished goods inventory, as well as deployed units in the field that had to be replaced. A contract manufacturer did not follow the Company’s specifications regarding the flux used in the soldering process for certain of the components utilized in the PCB board assemblies and the vendor is correcting its quality control procedures to address this issue. We believe the FirstVU HD connector upgrade program that effected previous quarters’ gross margins has been completed. We have accrued the estimated costs associated with the workmanship issues on PCB boards that resulted in higher failure rates in the second quarter 2016 and charged them to cost of sales as of June 30, 2016. Therefore, we believe that gross margins should return to more normal levels in future quarters.”

“We entered 2016 with a stronger balance sheet and greater liquidity, which should support a significantly higher level of product sales and shipments if anticipated orders are forthcoming,” added Ross. “Unrestricted cash and equivalents totaled $4.1 million and we were debt-free at June 30, 2016. We had approximately $14.6 million in net working capital available at such date, including $2.8 million of accounts receivable and $9.7 million of inventory. We will work to continue reducing inventory levels during the balance of 2016 to provide additional funding for operations,” concluded Ross.

Second Quarter Operating Results

For the three months ended June 30, 2016, the Company’s revenue decreased 22% to approximately $4.4 million, compared with revenue of approximately $5.6 million in the three months ended June 30, 2015. We attribute the decrease to ongoing confusion caused by a competitor’s misleading press release regarding our patents combined with delayed FirstVU HD sales while we resolve the PCB board contamination issues. We expect FirstVU HD sales to recover during the remainder of 2016 as we resolve the PCB board contamination matter and prosecute the patent lawsuits against our competitors. We believe the VuLink product differentiates our product offerings from our competitors and customers will become more familiar with our patented “auto-activation” technology. We believe our “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras.

Digital Ally shipped four orders in excess of $100,000 each during the most recent quarter, which generated combined revenue of approximately $1.4 million. During the second quarter of 2015, the Company shipped seven orders valued individually at greater than $100,000, which generated combined revenue of approximately $1.3 million.

Gross profit decreased 59% to $1,265,236 (28.9% of revenue) in the most recent quarter, versus $3,092,194 (54.9% of revenue) in the prior-year quarter and $1,853,619 (42.1% of revenue) in the first quarter of 2016. The reduction in gross profit margin relative to the prior-year quarter was primarily due to workmanship issues on PCB boards for our FirstVU HD product that we became aware of during second quarter 2016. The workmanship issues resulted in a higher than normal rate of contaminated PCB boards in our finished goods inventory, as well as deployed units in the field. The Company incurred total charges to cost of sales approximating $650,000 during the three months ended June 30, 2016 related to this issue. These charges result from the disassembly of the FirstVU HD, inspection of all PCB boards and replacement of PCB boards exhibiting contamination issues. We are requesting and receiving deployed units for disassembly and inspection in order to identify contaminated PCB boards for replacement purposes. This process was not complete as of June 30, 2016; therefore, we have increased our warranty reserves to accommodate such future costs, although there is no assurance that we have identified the complete population of potentially contaminated PCB boards and estimated cost to complete the process. We will negotiate with the contract manufacturer responsible for the workmanship issues for reimbursement of some portion of the costs; however, it is too early to estimate the potential recovery, if any, from the ultimate resolution of this matter. Additionally, we scrapped approximately $350,000 of cable assemblies and older versions of our products in the second quarter 2016, which also increased our cost of revenues. The Company’s goal is to improve gross margins to 60% of revenue over the longer term based on the expected margins of its newer products, in particular the DVM-800 and FirstVU HD, if they continue to gain traction in the marketplace and production of commercial products increases. In addition, as revenue from these products increases, the Company will seek to further improve gross margins through economies of scale and more efficient utilization of fixed manufacturing overhead components. We plan to continue our initiative on more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses increased 6% to $4,157,893 in the second quarter of 2016, compared with $3,909,156 in the second quarter of 2015. Research and Development costs rose 4% to $813,150 (vs. $783,880 in 2015). The Company increased the size of its engineering staff of web-based developers in order to expand its offerings to include, among other items, cloud-based evidence storage and management of its law enforcement customers (VuVault.net) and its web-based commercial fleet driver monitoring and management tool (FleetVU). Selling, advertising and promotional expense rose 8% to $1,003,507 for the three months ended June 30, 2016 compared with $932,407 a year earlier. The Company hired additional territory salesmen during the last half of 2015 to provide better coverage of the domestic market, which additions have not yet resulted in increased revenues as they become familiar with our products and customers. Stock-based compensation expense, a non-cash expense, totaled $355,236 and $329,201 for the three months ended June 30, 2016 and 2015, respectively, an increase of 8%. The increase is primarily due to the amortization of the restricted stock granted during 2015 and 2016 to our officers and other employees. Professional fees and related expenses totaled $484,254 and $430,809 for the three months ended June 30, 2016 and 2015, respectively, an increase of 12%. The increase is due to higher litigation expenses related to the Utility, Taser and WatchGuard lawsuits. We expect litigation expense to trend higher during the remainder of 2016 as we pursue recovery, injunctions, awards and judgements from Utility, Taser and WatchGuard. Executive, support and administrative staff payroll expenses increased 33% to $843,598, compared with $634,128 a year earlier, due primarily to the hiring of additional technical support staff to handle field inquiries and installation matters. Additionally, executive payroll increased over prior year levels as key executives received raises and bonuses after several years of salaries being frozen. Other SG&A expenses totaled $658,148 and $798,731 for the three months ended June 30, 2016 and 2015, respectively, a decrease of 18%. The decrease is primarily attributable to decreased consulting and contract labor expenses. We utilized consultants to help design, develop and launch a new corporate website in 2015.

For the reasons previously stated, the Company reported an operating loss of ($2,892,657) for the second quarter of 2016, compared with an operating loss of ($816,962) in the year-earlier quarter.

Interest income increased to $7,198 for the three months ended June 30, 2016, versus $2,828 a year earlier.

Interest expense totaled $907 and $79,841 for the three months ended June 30, 2016 and 2015, respectively, due to our reduced indebtedness in 2016. All interest bearing debt other than capital leases was retired in 2015 from the proceeds of our registered direct offering of common stock in July 2015.

Non-operating income of $21,282 was recorded in the second quarter of 2016 as a result of changes in warrant derivative values compared with non-operating income of $116,061 for second quarter 2015.

Because the Company elected to account for and record its Senior Secured Convertible Note payable on a fair value basis, it was required to expense certain related issuance costs to “other expense” during the second quarter of 2015. Such costs totaled $0 for second quarter 2016 and $14,474 in the year-earlier quarter.

The Company reported a 2016 second quarter net loss of ($2,865,084), or ($0.54) per share, compared with a prior-year net loss of ($792,388), or ($0.20) per share. No income tax provision or benefit was recorded in the second quarters of either 2016 or 2015. The weighted average number of shares outstanding totaled 5,319,259 in the most recent quarter, versus 4,044,112 in the year-earlier quarter.

The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including approximately $34.8 million of net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

On a non-GAAP basis, the Company reported an adjusted EBITDA loss (before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, and stock-based compensation), of ($2,393,626), or ($0.45) per share, for the quarter ended June 30, 2016, versus a non-GAAP adjusted EBITDA loss of ($318,207), or ($0.08) per share, in the second quarter of 2015. Non-GAAP adjusted EBITDA loss is described in greater detail in a table at the end of this press release.

Six-Month Operating Results

For the six months ended June 30, 2016, the Company’s revenue decreased 11% to approximately $8.8 million, compared with revenue of approximately $9.9 million in the first half of 2015. The Company experienced delays in FirstVU orders during the first half of 2016 as it dealt with the PCB board contamination and connector upgrade issues. Marketplace confusion from a competitor’s misleading press release regarding our patented “auto-activation” technology also occurred during the period.

Digital Ally shipped five orders in excess of $100,000 each during the first half of 2016, which generated combined revenue of approximately $1.5 million. During the prior-year period, the Company shipped 11 orders valued individually at greater than $100,000, for a total of $1.8 million in revenue.

International revenue totaled $326,960 during the first half of 2016, versus $106,486 in the corresponding period of the previous year, an increase of 207%.

Gross profit decreased 34% to $3,118,855 (35.5% of revenue) in the six months ended June 30, 2016, from $4,745,934 (48.0% of revenue) in the prior-year period. The decline is the result of rework issues involving our FirstVU product.

Selling, General and Administrative (“SG&A”) expenses increased 11% to $8,349,407 in the first half of 2016, compared with $7,526,091 in the first half of 2015. Increases were primarily attributable to increased professional fees, in particular legal fees, and increases in SG&A payroll.

The Company reported an operating loss of ($5,230,552) for the six months ended June 30, 2016, compared with an operating loss of ($2,780,157) in the year-earlier period.

Interest income increased to $16,190 for the six months ended June 30, 2016, versus $8,143 a year earlier.

Interest expense totaled $1,662 and $206,014 for the six months ended June 30, 2016 and 2015, respectively, due to our reduced indebtedness in 2016. All interest bearing debt other than capital leases was retired in 2015 from the proceeds of our registered direct offering of common stock in July 2015.

Non-operating income of $37,815 was recorded in the six months ended June 30, 2016 as a result of changes in warrant derivative values compared with non-operating income of $116,061 in the year-earlier period.

The holder of the $4.0 million Senior Secured Convertible Note exercised its right to convert the remaining principal balance of such Note into common stock during the first quarter of 2015. Because the Company elected to account for and record the Note on a fair value basis, when the holder of the Note exercised its right to convert the remaining principal balance of the Note and accrued interest into 661,213 shares of common stock, a non-cash, non-recurring charge of $4,434,383 was incurred during the six months ended June 30, 2015. This reflected the increase in the Company’s stock price over the conversion rate as of the conversion dates. There was no corresponding income or expense relative to changes in fair value of secured convertible notes payable in 2016 since the Note was fully converted in 2015.

Because the Company elected to account for and record such Note on a fair value basis, it was required to expense certain related issuance costs to “other expense” during the six months ended June 2015. Such costs totaled $0 at June 30, 2016 and $74,350 at June 30, 2015.

Other income was $0 for the six months ended June 30, 2016 compared with $1,878 in the first half of 2015.

The Company reported a net loss of ($5,178,209), or ($.98) per share, in the first half of 2016, compared with a prior-year net loss of ($7,203,100), or ($1.94) per share. No income tax provision or benefit was recorded in the first six months of either 2016 or 2015. The weighted average number of shares outstanding totaled 5,282,514 in the six months ended June 30, 2016, versus 3,710,960 in the year-earlier period.

On a non-GAAP basis, the Company reported an adjusted EBITDA loss (earnings/loss before, depreciation, amortization, net interest expense, changes in derivative liabilities, losses on the conversion of secured convertible notes payable, secured convertible note issuance expenses, and stock-based compensation), of ($4,153,673), or ($0.79) per share, for the six months ended June 30, 2016, versus a non-GAAP adjusted EBITDA loss of ($1,843,032), or ($0.50) per share, in the six months ended June 30, 2015. Non-GAAP adjusted EBITDA loss is described in greater detail in a table at the end of this press release.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) secured convertible notes payable issuance expenses, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time (ET) on Monday, August 8, 2016, to discuss its operating results for the second quarter and first half of 2016, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 a few minutes before 11:15 a.m. Eastern Time on Monday, August 8, 2016.

A replay of the conference call will be available two hours after the completion of the call from August 8, 2016 until 11:59 p.m. on October 8, 2016 by dialing 855-859-2056 and entering the conference ID# 60575884.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results and return to profitability during the balance of 2016; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins to targeted levels during 2016; whether demand for the FirstVU HD will accelerate in the second half of 2016; the cost and time required to resolve the contaminated PCB board problem; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products, and the degree to which the interest shown in its new products, including the FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, will continue to translate into sales during 2016; whether the Company will achieve positive outcomes in its litigation with various parties, including Taser, Utility Associates and WatchGuard; whether Utility Associates will appeal the USPTO’s final decision on the ’556 Patent and if so, whether such appeal will be successful in whole or in part; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Taser and Utility Associates respecting the Company, its products and customers; whether the outstanding common stock purchase warrants will be exercised for cash; the Company’s ability to deliver its newer product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the FirstVU HD, DVM-800 and commercial products will continue to generate an increasing portion of the Company’s total sales; whether the civil unrest in several U.S. cities will translate into growth in demand for the Company’s products; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2015 and quarterly report on Form 10-Q for the three and six months ended June 30, 2016, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Dan Reynolds
Investor Relations
(913) 274-2512
Dan.Reynolds@DigitalAllyInc.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2016 AND DECEMBER 31, 2015

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,142,490	$6,924,079
Accounts receivable-trade, less allowance for doubtful accountsof $67,776 – 2016 and $74,997 – 2015	2,833,655	3,368,909
Accounts receivable-other	201,956	142,473
Inventories, net	9,706,182	10,661,766
Prepaid expenses	1,010,880	586,015

Total current assets	17,895,163	21,683,242

Furniture, fixtures and equipment	2,177,748	2,043,041
Less accumulated depreciation and amortization	1,253,744	978,855

	924,004	1,064,186

Intangible assets, net	450,148	410,261
Other assets	274,093	316,521

Total assets	$19,543,408	$23,474,210

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,432,727	$1,374,160
Accrued expenses	1,035,215	936,327
Derivative liabilities	29,238	67,053
Capital lease obligations-current	31,872	34,828
Deferred revenue-current	731,436	568,988
Income taxes payable	3,044	10,139

Total current liabilities	3,263,532	2,991,495

Long-term liabilities:
Capital lease obligations-less current portion	25,121	41,284
Deferred revenue- less current portion	1,896,358	1,685,891

Total liabilities	5,185,011	4,718,670

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 common stock shares authorized; shares issued: 0 – 2016 and 2015;	—	—
Common stock, $0.001 par value; 25,000,000 common stock shares authorized; shares issued: 5,441,999 – 2016 and 5,241,999 – 2015;	5,442	5,242
Additional paid in capital	58,635,044	57,854,178
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(42,124,863)	(36,946,654)

Total stockholders’ equity	14,358,397	18,755,540

Total liabilities and stockholders’ equity	$19,543,408	$23,474,210

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2016 AND 2015

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Product revenue	$4,131,905	$5,459,214	$8,307,980	$9,557,198
Other revenue	252,506	175,023	481,374	325,803

Total revenue	4,384,411	5,634,237	8,789,354	9,883,001
Cost of revenue	3,119,175	2,542,043	5,670,499	5,137,067

Gross profit	1,265,236	3,092,194	3,118,855	4,745,934
Selling, general and administrative expenses:
Research and development expense	813,150	783,880	1,622,004	1,527,223
Selling, advertising and promotional expense	1,003,507	932,407	1,926,499	1,776,293
Stock-based compensation expense	355,236	329,201	781,066	598,401
General and administrative expense	1,986,000	1,863,668	4,019,838	3,624,174

Total selling, general and administrative expenses	4,157,893	3,909,156	8,349,407	7,526,091

Operating loss	(2,892,657)	(816,962)	(5,230,552)	(2,780,157)

Interest income	7,198	2,828	16,190	8,143
Interest expense	(907)	(79,841)	(1,662)	(206,014)
Change in warrant derivative liabilities	21,282	116,061	37,815	281,783
Change in fair value of secured convertible notes payable	—	—	—	(4,434,383)
Secured convertible note payable issuance expenses	—	(14,474)	—	(74,350)
Other income (expense)	—	—	—	1,878

Loss before income tax expense	(2,865,084)	(792,388)	(5,178,209)	(7,203,100)
Income tax (expense) benefit	—	—	—	—

Net loss	$(2,865,084)	$(792,388)	$(5,178,209)	$(7,203,100)

Net loss per share information:
Basic	$(0.54)	$(0.20)	$(0.98)	$(1.94)
Diluted	$(0.54)	$(0.20)	$(0.98)	$(1.94)

Weighted average shares outstanding:
Basic	5,319,259	4,044,112	5,282,514	3,710,960
Diluted	5,319,259	4,044,112	5,282,514	3,710,960

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA LOSS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2016 AND 2015

(unaudited)

	Three Months Ended June 30,		Six Months EndedJune 30,
	2016	2015	2016	2015

Net loss	$(2,865,084)	$(792,388)	$(5,178,209)	$(7,203,100)
Non-GAAP EBITDA adjustments:
Stock-based compensation	355,236	329,201	781,066	598,401
Depreciation and amortization	143,795	166,726	295,813	328,703
Change in fair value of secured convertible notes payable	—	—	—	4,434,383
Convertible note payable issuance expenses	—	14,474	—	74,350
Change in derivative liabilities	(21,282)	(116,061)	(37,815)	(281,783)
Interest (income) expense, net	(6,291)	79,841	(14,528)	206,014

Total Non-GAAP EBITDA adjustments	471,458	474,181	1,024,536	5,360,068

Non-GAAP adjusted EBITDA loss	$(2,393,626)	$(318,207)	$(4,153,673)	$(1,843,032)

Non-GAAP adjusted EBITDA loss per share information:
Basic	$(0.45)	$(0.08)	$(0.79)	$(0.50)
Diluted	$(0.45)	$(0.08)	$(0.79)	$(0.50)

GAAP basis EBITDA loss per share information:
Basic	$(0.54)	$(0.20)	$(0.98)	$(1.94)
Diluted	$(0.54)	$(0.20)	$(0.98)	$(1.94)

Weighted average shares outstanding:
Basic	5,319,259	4,044,112	5,282,514	3,710,960
Diluted	5,319,259	4,044,112	5,282,514	3,710,960

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2016 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited)

	2016	2015

Cash Flows From Operating Activities:
Net loss	$(5,178,209)	$(7,203,100)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	295,813	328,703
Secured convertible note payable issuance expenses	—	74,350
Stock-based compensation	781,066	598,401
Change in derivative liabilities	(37,815)	(281,783)
Change in fair value of secured convertible note payable	—	4,434,383
Interest expense related to stock conversion	—	33,020
Provision for inventory obsolescence	266,479	321,121
Provision for doubtful accounts receivable	(7,221)	9,020

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	542,475	(703,355)
Accounts receivable - other	(59,483)	11,909
Inventories	689,105	(3,495,776)
Prepaid expenses	(424,865)	(605,868)
Other assets	42,428	(103,776)
Increase (decrease) in:
Accounts payable	58,567	125,138
Accrued expenses	98,888	287,037
Income taxes payable	(7,095)	3
Deposits	—	2,523
Unearned income	372,915	543,036

Net cash used in operating activities	(2,566,952)	(5,625,014)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(134,707)	(224,237)
Additions to intangible assets	(60,811)	(36,108)
Release of restricted cash related to secured convertible note	—	1,500,000

Net cash provided by (used in) investing activities	(195,518)	1,239,655

Cash Flows from Financing Activities:
Debt issuance expenses for secured convertible note payable	—	(74,350)
Principal payments on capital lease obligation	(19,119)	(52,958)
Proceeds from exercise of stock options and warrants	—	2,133,889

Net cash provided by (used in) financing activities	(19,119)	2,006,581

Net decrease in cash and cash equivalents	(2,781,589)	(2,378,778)
Cash and cash equivalents, beginning of period	6,924,079	3,049,716

Cash and cash equivalents, end of period	$4,142,490	$670,938

Supplemental disclosures of cash flow information:
Cash payments for interest	$1,650	$162,046

Cash payments for income taxes	$7,095	$8,197

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$200	$139

Capital expenditures financed by capital lease obligations	$—	$102,624

Conversion of secured convertible note into common stock	$—	$7,740,834

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2016 FILED WITH THE SEC)